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                                                                 EXHIBIT 12.1
                                KELLOGG COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
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                                                Three Months Ended
                                                     March 31,                         Year Ended December 31,
                                                Pro forma          Pro forma
                                                  2001     2001      2000       2000        1999        1998       1997       1996
Earnings Before Income Taxes, Extraordinary
Loss and Cumulative Effect of Accounting
Change                                          $107.6   $168.4    $  801.1   $  867.7     $537.7       $782.5   $  904.5   $ 859.9

Fixed Charges:
    Interest Expense                             111.0     40.7       439.8      137.5      118.8        119.5      108.3      69.4
    Capitalized Interest                           1.2      1.2         5.6        5.6        8.4          7.8        9.6       3.8
    Portions of Rental Expense
    Representing Interest                          7.5      3.1        31.5       12.2       11.0         12.0       13.0      13.0

Total Fixed Charges(B)                           119.7     45.0       476.9      155.3      138.2        139.3      130.9      86.2

Earnings Before Income Taxes, Extraordinary
Loss, Cumulative Effect of Accounting
Change and Fixed Charges(A)                     $227.3   $213.4    $1,278.0   $1,023.0     $674.9       $921.8   $1,035.4   $ 946.1

Ratio of Earnings to Fixed Charges(A/B)            1.9      4.7         2.7        6.6        4.9          6.6        7.9      11.0
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